Exhibit 99.1
Contact: Brainerd Communicators, Inc.
Jennifer Gery/Scott Cianciulli (media)
914.602.4143
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

EDCI Holdings, Inc. Announces Sale of Entertainment Distribution Company,
LLC U.S. Distribution Operations in Fishers, Indiana and Select U.S.
Manufacturing Equipment to Sony DADC US Inc.

Announces Third Quarter 2008 Results

Schedules Conference Call for Monday, November 3, 2008

NEW YORK – October 31, 2008 – EDCI Holdings, Inc. (NASDAQ: EDCI) (“EDCI”), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market, today announced that it has entered into a definitive asset purchase agreement for the sale of EDC, LLC’s distribution operations located in Fishers, Indiana, U.S. supply agreements with Universal Music Group (“UMG”), the equipment located in its Fishers, Indiana distribution facility and certain manufacturing equipment located in its Kings Mountain, North Carolina facility, as well as the transfer of U.S. customer relationships to Sony DADC US Inc. (“Sony DADC”) for $26.0 million in cash. The transaction includes potential contingent consideration of up to $2.0 million in cash related to the transferred operations achieving certain additional criteria. The transaction, which is subject to certain consents and closing conditions, is currently expected to close on or about December 31, 2008. EDCI also announced today third quarter financial results for the period ending September 30, 2008.

Clarke Bailey, Chairman and Interim Chief Executive Officer of EDCI, commented, “This transaction is a significant step in the strategic alternative process for EDC, LLC, which we outlined approximately a year ago. EDC, LLC’s overall business has been impacted by the substantial changes in consumer consumption habits that have in turn driven consolidation across the industry. We expect these consolidation trends will continue and we are open to additional strategic alternatives for the remaining EDC, LLC assets. The sale allows EDC, LLC to focus on its international business.”

EDC, LLC will continue to serve all of its customers through the close of the transaction, at which point it will begin shutting down its remaining North American manufacturing and distribution facilities, which is expected to be completed by the end of February 2009. Sony DADC is a highly respected leader in the industry and under the sale transition plan, EDC, LLC’s customers that continue working with Sony DADC should expect a smooth transition. Sony DADC will continue distribution operations at the Fishers, Indiana facility and manufacturing services for any transferred customers will be provided from existing Sony DADC facilities in the U.S.  In connection with the sale, EDC, LLC and Sony DADC have agreed to provide certain transition services for up to approximately two months following the closing.  Upon completion of the transition services period, EDC, LLC will no longer operate manufacturing or distribution facilities in North America. EDC, LLC will continue to operate and serve its international customers through its facilities in Hannover, Germany and Blackburn, United Kingdom.

Proceeds from the sale, along with cash on hand, will be utilized to pay down a significant amount of EDC, LLC’s outstanding debt, which was $38.8 million at September 30, 2008. Upon closing of this transaction, EDC, LLC is expected to have total debt of approximately $12.3 million, including $9.0 million under a term-loan due in installments through December 2010, $3.1 million in international rebate obligations to UMG and $0.2 million for capital leases. In connection with the transaction, EDC entered into an amendment to its credit facility, which will be effective upon the closing of the transaction, in order to permit the sale, provide for the modified payment terms described above and amend certain other provisions.  Upon the closing of the sale, completion of the transition period and the sale of the remaining manufacturing equipment and facility, EDC, LLC expects to record a gain on the transaction.

“We are pleased with our results for the third quarter, which were in line with our internal expectations,” Bailey added.  “Our management team remains focused on improving and right-sizing our operations to meet demand which will ensure we are maximizing our cash flows.”

Financial highlights (for EDCI and its subsidiaries (the “Company”) on a consolidated basis unless noted):
▪	Revenue of $87.8 million for the third quarter compared to $96.6 million for the same quarter last year.
▪	Revenue of $250.4 million for the first nine months compared to $260.8 million for the same period last year.
▪
Net income from continuing operations of $0.9 million, or $0.13 per diluted share, for the third quarter compared to net income from continuing operations of $0.6 million, or $0.09 per diluted share, for the same quarter last year.

▪
Net loss from continuing operations of $(11.9) million, or $(1.72) per diluted share, for the first nine months of 2008 compared to net loss from continuing operations of $(10.8) million, or $(1.55) per diluted share, for the same period last year.

▪	Third quarter EBITDA from continuing operations of $5.5 million, compared to EBITDA from continuing operations of $6.9 million for the same quarter last year.

▪	First nine months EBITDA from continuing operations of $8.3 million, compared to EBITDA from continuing operations of $6.6 million for the same period last year.
▪	As of September 30, 2008, total unrestricted cash and short-term investments of $81.0 million, of which $52.4 million is held at EDCI and $28.6 million is held at EDC, LLC.
▪	As of September 30, 2008, total long-term debt of $38.8 million, net of unamortized discount.

Share Buyback Program
EDCI announced on June 4, 2008 a share buyback program that authorized the repurchase of up to 10 million shares of common stock over the next 12 months. As a result of the plan of reorganization, approved by shareholders on August 26, 2008, which had the effect of a 1:10 reverse stock split, the share buyback program was adjusted to 1 million shares. All share repurchase figures have been adjusted to reflect the plan of reorganization. During the third quarter of 2008, EDCI repurchased a total of 143,574 shares. Since implementing the program EDCI has repurchased a total of 174,794 shares for an aggregate purchase price of $752,000. The share buyback program does not include the 150,000 shares the Company purchased in a single privately negotiated transaction in the first quarter 2008.

Conference Call
The Company will host a conference call to discuss the sale and third quarter 2008 financial results on Monday, November 3, 2008 at 4:30 p.m. ET. To access the conference call, please dial (877)-860-4996 or (973)-582-2854 (international callers) and reference pass code 70981226. A live webcast of the conference call will also be available on the Company's corporate Web site, located at www.edcllc.com. A replay of the conference call will be available through midnight ET on Monday, November 10, 2008. The replay can be accessed by dialing (800)-642-1687 or (706)-645-9291 (international callers). The pass code for the replay is 70981226.

Summary of Third Quarter 2008
For the third quarter of 2008, the Company reported revenue of $87.8 million compared to $96.6 million for the third quarter of 2007. The decrease is primarily attributable to a decrease in volumes from U.S. and central European operations, offset by the impact of favorable exchange rate fluctuations and improved pricing.

The Company had EBITDA from continuing operations of $5.5 million in the third quarter of 2008, as compared to EBITDA from continuing operations of $6.9 million in the third quarter of 2007. The EBITDA from continuing operations for the third quarter of 2008 includes $1.0 million of severance costs primarily related to the restructuring of our European operations.  EBITDA is a non-GAAP financial measure. Reconciliation between EBITDA and the most directly comparable GAAP financial measure is provided following the Consolidated Financial Statements included in this release. The reconciliation also includes a description of how the Company calculates EBITDA.

The Company reported net income from continuing operations of $0.9 million for the third quarter of 2008, or $0.13 per diluted share. This compares to a net income from continuing operations of $0.6 million, or $0.09 per diluted share, for the third quarter of 2007. The 2008 period includes a net gain of $2.1 million, compared to a net loss of $1.0 million in the 2007 period, related to the impact of the devaluation of the Euro against the U.S. dollar on a foreign currency swap and inter-company balances. The third quarter of 2007 included a benefit of $1.8 million relating to an adjustment to the Company’s deferred tax assets and liabilities due to tax rate changes in the UK and Germany.

For the third quarter, the Company reported net income of $1.0 million, or $0.15 per diluted share, which compares to a net income of $0.3 million, or $0.04 per diluted share, for the third quarter of 2007.

Nine Months Ended September 30, 2008
For the nine months ended September 30, 2008, the Company reported revenue of $250.4 million compared to $260.8 million for the first nine months of 2007. The decrease is primarily attributable to a decrease in volumes from U.S. and central European operations, offset in part by the impact of favorable exchange rates and improved pricing.

The Company had EBITDA from continuing operations of $8.3 million in the first nine months of 2008, as compared to EBITDA from continuing operations of $6.6 million in the first nine months of 2007. The EBITDA from continuing operations for the first nine months of 2008 includes $1.9 million of severance costs primarily related to the restructuring of our European operations.  EBITDA from continuing operations in the first nine months of 2007 included approximately $2.5 million of non-recurring costs associated with stock option investigation and litigation legal expenses and consulting costs.

The Company reported a net loss from continuing operations of $(11.9) million for the first nine months of 2008, or $(1.72) per diluted share. This compares to a net loss from continuing operations of $(10.8) million, or $(1.55) per diluted share, for the first nine months of 2007, which included a benefit of $1.8 million relating to an adjustment to the Company’s deferred tax assets and liabilities due to tax rate changes in the UK and Germany.

For the first nine months of 2008, the Company reported a net loss of $(10.7) million, or $(1.55) per diluted share, which compares to a net loss of $(9.8) million, or $(1.40) per diluted share, for the first nine months of 2007.

###

About EDCI Holdings, Inc.
EDCI Holdings, Inc. (Nasdaq: EDCI) is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC, LLC"), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world's best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC's operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

About Sony DADC US Inc.
Sony DADC, a total supply chain provider, has twenty-three optical media, distribution and digital facilities located globally.  Although widely known for its quality disc production and distribution services, Sony DADC also develops and delivers dynamic technologies that not only protect disc content, but transforms discs into powerful marketing tools by adding secure links to bonus web-site content or prize incentives. Sony DADC operates within the Sony Corporation of America corporate group. For more information, visit www.sonydadc.com or call 1.800.358.7316.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K, as amended. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers; potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.

EDCI HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS	(In thousands, except share data)
Current Assets:
Cash and cash equivalents	$77,594	$63,850
Restricted cash	1,770	1,940
Investments	3,417	29,589
Accounts receivable, net of allowances for doubtful accounts of
$3,670 and $3,328 for 2008 and 2007, respectively	29,592	35,577
Current portion of long-term receivable	474	515
Inventories, net	9,553	9,111
Prepaid expenses and other current assets	20,740	16,180
Deferred income taxes	244	277
Total Current Assets	143,384	157,039
Restricted cash	26,088	26,015
Property, plant and equipment, net	46,543	55,245
Long-term receivable	3,799	4,244
Intangible assets	36,961	44,604
Deferred income taxes	1,482	1,934
Other assets	6,366	6,940
TOTAL ASSETS	$264,623	$296,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$31,353	$33,287
Accrued expenses and other liabilities	34,773	37,503
Income taxes payable	128	3,697
Deferred income taxes	-	126
Loans from employees	1,170	1,267
Current portion of long-term debt	18,546	24,364
Total Current Liabilities	85,970	100,244
Other non-current liabilities	10,148	12,185
Loans from employees	2,394	3,646
Long-term debt	20,222	21,589
Pension and other defined benefit obligations	37,323	36,155
Deferred income taxes	9,473	10,195
Total Liabilities	165,530	184,014
Minority interest in subsidiary company	5,514	5,771
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.01 par value; authorized: 1,000,000 shares, no shares
issued and outstanding	-	-
Common stock, $.02 par value; authorized: 15,000,000 shares, issued:
September 30, 2008 -- 7,019,436 shares; December 31, 2007 -- 7,015,594 shares	140	140
Additional paid in capital	371,046	370,928
Accumulated deficit	(284,025)	(273,333)
Accumulated other comprehensive income	7,845	8,501
Treasury stock at cost:	-	-
September 30, 2008 -- 324,794 shares; December 31, 2007 -- 0 shares	(1,427)	-
Total Stockholders' Equity	93,579	106,236
	$264,623	$296,021

EDCI HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
	2008	2007
	(In thousands, except per share amounts)
REVENUES:
Product revenues	$68,141	$76,233
Service revenues	19,670	20,397
Total Revenues	87,811	96,630
COST OF REVENUES:
Cost of product revenues	60,338	66,114
Cost of service revenues	14,060	14,901
Total Cost of Revenues	74,398	81,015
GROSS PROFIT	13,413	15,615
OPERATING EXPENSES:
Selling, general and administrative expense	11,389	12,106
Amortization of intangible assets	2,393	2,109
Total Operating Expenses	13,782	14,215
OPERATING INCOME (LOSS)	(369)	1,400
OTHER INCOME (EXPENSE):
Interest income	846	1,063
Interest expense	(840)	(1,081)
Gain (loss) on currency swap, net	3,474	(1,658)
Gain (loss) on currency transaction, net	(1,371)	645
Other income (expense), net	(352)	4
Total Other Income (Expense)	1,757	(1,027)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES AND MINORITY INTEREST	1,388	373
Income tax provision (benefit)	484	(233)
Minority interest income	39	(18)
INCOME FROM CONTINUING OPERATIONS	865	624
DISCONTINUED OPERATIONS, NET OF TAX:
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	147	(481)
GAIN ON SALE OF MESSAGING BUSINESS	-	111
NET INCOME	$1,012	$254
INCOME PER WEIGHTED AVERAGE COMMON SHARE (1):
Income from continuing operations	$0.13	$0.09
Discontinued Operations:
Income (loss) from discontinued operations	0.02	(0.07)
Gain on sale of Messaging business	-	0.02
Net income per weighted average common share	$0.15	$0.04
INCOME PER WEIGHTED AVERAGE DILUTED COMMON SHARE (1):
Income from continuing operations	$0.13	$0.09
Discontinued Operations:
Income (loss) from discontinued operations	0.02	(0.07)
Gain on sale of Messaging business	-	0.02
Net income per diluted weighted average common share	$0.15	$0.04

(1) Income per weighted average common share amounts are rounded to the nearest $.01; therefore, such rounding may impact individual amounts presented.

EDCI HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands, except per share amounts)
REVENUES:
Product revenues	$190,964	$203,500
Service revenues	59,393	57,296
Total Revenues	250,357	260,796
COST OF REVENUES:
Cost of product revenues	171,741	180,104
Cost of service revenues	44,425	44,416
Total Cost of Revenues	216,166	224,520
GROSS PROFIT	34,191	36,276
OPERATING EXPENSES:
Selling, general and administrative expense	36,705	39,582
Amortization of intangible assets	7,231	6,223
Total Operating Expenses	43,936	45,805
OPERATING LOSS	(9,745)	(9,529)
OTHER INCOME (EXPENSE):
Interest income	2,893	3,415
Interest expense	(2,932)	(3,717)
Gain (loss) on currency swap, net	881	(2,406)
Gain (loss) on currency transaction, net	(1,965)	984
Other income (expense), net	(344)	71
Total Other Expense	(1,467)	(1,653)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES AND MINORITY INTEREST	(11,212)	(11,182)
Income tax provision (benefit)	852	(349)
Minority interest income	(203)	(18)
LOSS FROM CONTINUING OPERATIONS	(11,861)	(10,815)
DISCONTINUED OPERATIONS, NET OF TAX:
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	1,169	(231)
GAIN ON SALE OF MESSAGING BUSINESS	-	1,287
NET LOSS	$(10,692)	$(9,759)
LOSS PER WEIGHTED AVERAGE COMMON SHARE (1):
Loss from continuing operations	$(1.72)	$(1.55)
Discontinued Operations:
Income (loss) from discontinued operations	0.17	(0.03)
Gain on sale of Messaging business	-	0.18
Net loss per weighted average common share	$(1.55)	$(1.40)
LOSS PER WEIGHTED AVERAGE DILUTED COMMON SHARE:
Loss from continuing operations	$(1.72)	$(1.55)
Discontinued Operations:
Income (loss) from discontinued operations	0.17	(0.03)
Gain on sale of Messaging business	-	0.18
Net loss per diluted weighted average common share	$(1.55)	$(1.40)

(1) Loss per weighted average common share amounts are rounded to the nearest $.01; therefore, such rounding may impact individual amounts presented.

EDCI Holdings, Inc.
Summary Schedule of Non-GAAP Financial Data
(In thousands) Unaudited

The following summary of financial data shows the reconciliation of loss from continuing operations, as determined in accordance with accounting principles generally accepted in the United States (GAAP), to income (loss) from continuing operations and earnings before interest, taxes, and depreciation and amortization from continuing operations.

EBITDA is income (loss) from continuing operations before interest expense (income), net, income taxes, and depreciation and amortization and is presented because the Company believes that such information is commonly used in the entertainment industry as one measure of a company’s operating performance. EBITDA from continuing operations is not determined in accordance with generally accepted accounting principles, it is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under GAAP, and should not be considered in isolation or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with GAAP. EBITDA, as calculated by the Company, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Income (loss) from continuing operations	865	624	(11,861)	(10,815)

Income tax provision (benefit)	484	(233)	852	(349)
(Gain) loss on currency swap, net	(3,474)	1,658	(881)	2,406
(Gain) loss on currency transaction, net	1,371	(645)	1,965	(984)
Interest (income) expense, net	(6)	18	39	302
Depreciation and amortization	5,867	5,443	17,853	16,096
Other (income) expense, net	352	(4)	344	(71)

EBITDA from continuing operations	$5,459	$6,861	$8,311	$6,585